Exhibit 107

Calculation of Filing Fee Tables
Form S-3
DREAM FINDERS HOMES, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.01 per share	457(c)	1,000,000 (1)	$12.07(2)	$12,070,000	0.00011020	$1,331
Total Offering Amounts				$12.07
Total Fee Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$1,331

(1)    Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such an indeterminate amount of shares of common stock as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.
(2)    The proposed maximum offering price per share is estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant’s common stock quoted on The New York Stock Exchange on February 27, 2023.